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                                                                   EXHIBIT 10.29


October 18, 2000


Mr. Steven J. Shapiro
11730 Flintwood Drive
Houston, Texas 77024

Dear Steve,

As you know, the Board of Directors of Burlington Resources Inc. (the "Company") will consider, at its meeting on October 18, 2000, your election to the position of Senior Vice President and Chief Financial Officer for the Company. The purpose of this letter is to confirm one issue that we have discussed relating to your employment. Assuming that the Board does elect you to that position, if
(i) you are still employed by the Company on your 55th birthday or (ii) before your 55th birthday, your employment is involuntarily terminated by the Company (other than for "Cause" or as a result of your death or "Permanent Disability"), you will receive upon termination of your employment with the Company a supplemental pension benefit equal to the difference between the benfit calculated using your actual service and the benefit calculated assuming you had an additional three (3) years of credited service. This supplemental pension benefit will be calculated using the provisions of the qualified Pension Plan and the non-qualified Supplemental Benefits Plan in effect at the time of the termination of your employment. This benefit is a non-qualified, unfounded deferred compensation arrangement. For purposes of this letter, the terms "Cause" and "Permanent Disability" are defined in the Company's Key Executive Severance Protection Plan.

This letter is not a contract or offer of a contract of employment and shall not be deemed as such. Employment at Burlington is pursuant to the Employment-At-Will Doctrine.

Steve, I am delighted that you will be joining the Company and look forward to working with you.

Sincerely,



Bobby S. Shackouls